Exhibit 99 filed on behalf of Edward Muller for Transaction date 5/1/08

Shares  Price
500	 $11.2300
600	 $11.2100
300	 $11.2000
200	 $11.1900
300	 $11.1800
300	 $11.1700
100	 $11.1600
100	 $11.1550
100	 $11.1525
500	 $11.1500
100	 $11.1450
200	 $11.1400
700	 $11.1300
800	 $11.1200
1,582	 $11.1100
1,318	 $11.1000
916	 $11.0900
1,122	 $11.0800
462	 $11.0700
700	 $11.0600
100	 $11.0500
400	 $11.0400
300	 $11.0300
1,100	 $11.0200
100	 $11.0000
500	 $10.9900
200	 $10.9800
200	 $10.9700
519	 $10.9600
100	 $10.9500
200	 $10.9400
181	 $10.9300
100	 $10.9100
100	 $10.8700